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                                                                   EXHIBIT 21.1

List of Subsidiaries, Summit Design, Inc.

1.  Summit Design (EDA) Ltd., an Israeli Corporation

2.  Summit Verification, Inc., a Delaware Corporation

3.  ProSoft Oy, a Finnish Corporation

4.  Summit Design France, a French Corporation

5.  Summit Design, GmbH, a German Corporation

6.  Summit Design UK Limited, a British Corporation